EXHIBIT 99.1

BOSTON SCIENTIFIC ANNOUNCES PRELIMINARY
SALES AND EARNINGS FOR THIRD QUARTER

Natick, MA (September 21, 2006) -- Boston Scientific Corporation (NYSE: BSX) today announced preliminary net sales and earnings for its third quarter ending September 30, 2006.

Preliminary net sales for the quarter are estimated to range between $1.970 billion and $2.035 billion. Preliminary net income for the third quarter of 2006, excluding charges primarily related to the Guidant acquisition of approximately $70 million (after-tax), is estimated to range between $90 million and $145 million. Preliminary adjusted net income (GAAP net income excluding acquisition-related charges, amortization of purchased intangibles, and stock compensation expense) is estimated to range between $230 million and $290 million. Operating cash flow for the quarter is estimated to range between $325 million and $375 million.

Preliminary worldwide sales of our cardiac rhythm management (CRM) business are estimated to range between $420 million and $450 million, of which between $210 million and $230 million are estimated to be U.S. implantable cardioverter defibrillator (ICD) sales. During the quarter we believe the overall CRM market experienced some contraction, which is reflected in our results.

Preliminary worldwide sales of our TAXUS® paclitaxel-eluting coronary stent systems are estimated to range between $550 million and $580 million, of which between $370 million and $380 million are estimated to be in the U.S. During the quarter we have seen some slowdown in the growth in penetration of drug-eluting stents outside the U.S., and some retrenchment in the U.S. drug-eluting stent market. However, we believe our U.S. market share remains stable.

Preliminary earnings per share on a GAAP basis are estimated to range between $0.01 and $0.05, and excluding acquisition-related charges, between $0.06 and $0.10 per share. Preliminary adjusted earnings per share are estimated to range between $0.15 and $0.19 per share.

“While the third quarter was challenging, we made progress on a number of fronts, most notably the integration of Guidant and our quality initiatives,” said Jim Tobin, President and Chief Executive Officer of Boston Scientific. “We continue to focus on our strategy of growth and diversification, and we are excited about the many growth opportunities that exist.”

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Boston Scientific Corporation/Page 2
September 21, 2006

Boston Scientific will announce its final results for the third quarter on a conference call to be held on October 18. The Company also plans to provide an updated review of its business and outlook for 2007 at its analyst meeting in Boston on November 6.

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties. For more information, please visit: www.bostonscientific.com.

This press release contains forward-looking statements. The Company wishes to caution the reader of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, risks associated with new product development and introduction, clinical trials, regulatory approvals, competitive offerings, intellectual property, litigation, integration of acquired companies, the Company’s overall business strategy, and other factors described in the Company’s filings with the Securities and Exchange Commission.

Non-GAAP Measures

The Company discloses non-GAAP measures that exclude certain charges. These supplemental measures exclude the impact of certain charges such as purchase accounting adjustments, costs associated with acquisitions and investment portfolio activity that are highly variable and difficult to predict. The Company’s non-GAAP adjusted net income also excludes stock-based compensation expense that the Company started recording under FAS 123(R) in the first quarter of 2006. Management uses these supplemental measures to evaluate performance period over period, to analyze the underlying trends in the Company’s business and to establish operational goals and forecasts that are used in allocating resources. Since management finds these measures to be useful, the Company believes that its investors benefit from seeing the Company’s results through the eyes of management in addition to seeing its GAAP results.

The Company recognizes that these charges can have a material impact on the Company’s cash flows and net income. Although the Company believes it is useful for investors to see its core performance free of certain charges, investors should understand that the excluded items are actual expenses that impact the cash available to the Company for other uses. To gain a complete picture of the Company’s performance, management does (and investors should) rely upon the GAAP income statement. The non-GAAP numbers focus instead upon the core business of the Company, which is only a subset, albeit a critical one, of the Company’s performance.

Readers are therefore reminded that non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that the Company’s non-GAAP information may be different from the non-GAAP information provided by other companies.

CONTACT:	Milan Kofol
508-650-8569 (Office)
617-834-8595 (Mobile)
Investor Relations
Boston Scientific Corporation

Paul Donovan
508-650-8541 (Office)
508-667-5165 (Mobile)
Media Relations
Boston Scientific Corporation